Exhibit 4.1

FOURTH AMENDMENT TO RIGHTS AGREEMENT

This Amendment dated as of September 11, 2009 (this “Amendment”) between E*TRADE Financial Corporation (formerly known as E*TRADE Group, Inc.), a Delaware corporation (the “Company”), and American Stock Transfer and Trust Company, as Rights Agent (the “Rights Agent”) amends the Rights Agreement, dated as of July 9, 2001, as amended (the “Rights Agreement”), between the Company and the Rights Agent.  Capitalized terms used herein and not defined shall have the meanings specified in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement on the terms set forth in this Amendment;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to modify the terms of the Rights Agreement to accelerate the Final Expiration Date to the close of business on September 11, 2009; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Rights Agent hereby agree as follows:

A.           Amendment of Certain Definitions.

The definition of “Final Expiration Date” in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:

““Final Expiration Date” means the close of business on September 11, 2009.”

B.           Effect of Amendment.  Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby.  This Amendment shall be construed in accordance with and as a part of the Rights Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Rights Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed.  To the extent that there is a conflict between the terms and provisions of the Rights Agreement and this Amendment, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only.

C.           Waiver of Notice.  The Rights Agent and the Company hereby waive any notice requirement with respect to each other under the Rights Agreement, if any, pertaining to the matters covered by this Amendment.

D.           Severability.  If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

E.           Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, except that the rights and obligations of the Rights Agent shall be governed by the law of the State of New York.

F.           Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

G.           Effective Date of Amendment.  This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

H.           Descriptive Headings.  Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

E*TRADE FINANCIAL CORPORATION

By:	/s/ Karl A. Roessner
Name: Karl A. Roessner
Title: General Counsel

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer
Name: Hebert J. Lemmer
Title: Vice President

[Signature page to Fourth Amendment to Rights Agreement]